Exhibit (a)(5)(xvi)

ICAHN ENTERPRISES L.P. ANNOUNCES RESULTS OF FEDERAL-MOGUL TENDER OFFER

New York, New York, January 19, 2017 – Icahn Enterprises L.P. (NASDAQ: IEP) (“Icahn Enterprises”) announced today the results of the tender offer (the “Offer”), through its indirect wholly owned subsidiary, IEH FM Holdings LLC (“IEH”), to purchase all of the outstanding shares of common stock (the “Shares”) of Federal-Mogul Holdings Corporation (NASDAQ: FDML) (“Federal-Mogul”) not already owned by IEH or its affiliates for $10.00 per Share, net to the seller in cash, without interest and less required withholding taxes.

The Offer expired at 12:00 midnight, New York City time, on January 18, 2017 (one minute after 11:59 P.M., New York City time, on January 18, 2017), as scheduled and was not extended. The depositary and paying agent for the Offer has informed Icahn Enterprises and Federal-Mogul that, as of the expiration of the Offer, a total of 17,615,621 Shares were tendered and not properly withdrawn in the Offer, representing approximately 58.0% of Federal-Mogul’s currently outstanding Shares not already owned by Icahn Enterprises, IEH, American Entertainment Properties Corp. (“Parent”), Federal-Mogul or any of their respective affiliates (the “Affiliated Shareholders”), and together with the Shares already owned by the Affiliated Shareholders, approximately 92.4% of the outstanding Shares. Icahn Enterprises will accept for payment all validly tendered Shares that were not properly withdrawn and pay for such Shares promptly in accordance with the terms of the Offer.

The completion of the Offer is the first step in Icahn Enterprises’ two-step acquisition of Federal-Mogul pursuant to the previously announced merger agreement among IEH, Parent and Federal-Mogul. Icahn Enterprises intends to complete the second and final step of the acquisition, a short-form merger under Delaware law, as promptly as practicable. In the short-form merger, IEH will merge with and into Federal-Mogul and each share of Federal-Mogul common stock not tendered in the Offer, other than those at to which holders exercise appraisal rights under Delaware law and those held by the Affiliated Shareholders, will be converted into the right to receive $10.00 per Share in cash, without interest and less any applicable tax withholding. This is the same price per Share paid in the Offer. Following the merger, Federal Mogul’s common stock will cease to be traded on the NASDAQ Global Select Market.

About Icahn Enterprises L.P.

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Mining, Food Packaging, Real Estate and Home Fashion.

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Statements in this press release may contain, in addition to historical information, certain forward-looking statements. Some of these forward-looking statements may contain words like “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements in this document include, without limitation, uncertainties associated with the ability of Icahn Enterprises to complete the transactions contemplated by the merger agreement with Federal-Mogul and other risks and uncertainties discussed in Icahn Enterprises’ filings with the SEC, including the “Risk Factors” sections of its Annual Reports on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q, as well as the Tender Offer Statement on Schedule TO/Schedule 13E-3 filed by Icahn Enterprises with the SEC and the Solicitation/Recommendation Statement and Schedule 13E-3 filed by Federal-Mogul with the SEC. Icahn Enterprises and its affiliates do not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.